EXHIBIT 5
       Squire, Sanders & Dempsey                    Telephone  (602)528-4000
       Counsellors at Law                           Telecopier (602)253-8129
       Two Renaissance Square
       40 North Central Avenue, Suite 2700
       Phoenix, Arizona 85004



                                  February 15, 1996


       Securities and Exchange Commission
       450 Fifth Street, N.W.
       Washington, D.C. 20549

          Re:  Alanco Environmental Resources Corporation
               1995 Stock Option Plan

       Ladies and Gentlemen:

          We have acted as counsel to Alanco Environmental Resources Corporaiton, an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 1,000,000 shares of its Common Stock, no par value (the "Shares"), issuable pursuant to the Company's 1995 Incentive Stock Option Plan (the "Plan").

          In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, and the Bylaws of the Company.

          Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Arizona.

          2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   CHRISTOPHER D. JOHNSON

                                   Christopher D. Johnson

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